Exhibit (b.1)

FRONTEGRA FUNDS, INC.

Amendment to By-Laws adopted August 25, 2008

The By-Laws are hereby amended to delete the second sentence of Section 2.8 of Article II of the By-Laws and insert two new sentences in lieu thereof.  As so amended, Section 2.8 reads as follows:

2.8

Voting.  Except as otherwise provided by statute or the Articles of Incorporation, each holder of record of shares of stock of the Corporation having voting power shall be entitled at each meeting of the stockholders to one vote for every full share of such stock, with a fractional vote for any fractional shares, standing in his or her name on the record of stockholders of the Corporation as of the record date determined pursuant to Section 2.9 or if the record date has not been fixed, then at the later of (i) the close of business on the day on which notice of the meeting is mailed or (ii) the thirtieth day before the meeting.  A stockholder may cast the votes entitled to be cast by the holder of the shares of stock owned of record by the stockholder in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by law.  Such proxy or evidence of authorization of such proxy shall be filed with the Secretary of the Corporation before or at the meeting.  No proxy shall be valid after the expiration of eleven months from the date thereof, unless otherwise provided in the proxy.  Every proxy shall be revocable at the pleasure of the stockholder executing it, except in those cases where such proxy states that it is irrevocable and where the proxy is coupled with an interest in the stock to be voted under the proxy or another general interest in the Corporation or its assets or liabilities.  Except as otherwise provided by statute, the Articles of Incorporation or these By-laws, any corporate action to be taken by vote of the stockholders shall be authorized by a majority of the total votes validly cast at a meeting of stockholders at which a quorum is present.  No votes need to be taken by ballot other than the election of directors, which shall be by written ballot, or unless required by statute, these By-laws, or determined by the chairman of the meeting to be advisable.  On a vote by ballot, each ballot shall be signed by the stockholder voting or by his or her proxy and shall state the number of shares voted.